UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): February 19, 2016

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 19, 2016, Centrus Energy Corp. (“Centrus” or the “Company”) announced that it is ceasing operations of its American Centrifuge demonstration cascade at its demonstration facility in Piketon, Ohio, following a determination by the U.S. Department of Energy (“DOE”) that the cascade has successfully delivered the necessary operational data and that funding additional demonstration at the Piketon facility is therefore unnecessary. Since October 1, 2015, Centrus has been using its own funds to support the continuation of operations at the Piketon facility while the federal budgeting process proceeded and while the Company explored other potential uses for the facility and its unique workforce.

Centrus plans to continue advancing the technology for national security purposes at the Company’s research and testing facilities in Oak Ridge, Tennessee, relying upon U.S. government funding provided to DOE’s Oak Ridge National Laboratory (“ORNL”). ORNL informed the Company in September 2015 that it intends to contract with the Company for ongoing research and testing activities in Oak Ridge through September 2016.

Centrus notified its American Centrifuge employees in September 2015 of possible layoffs beginning in November 2015 as a result of DOE’s decision to reduce funding and instituted a voluntary reduction in November 2015. Centrus also provided notification to employees of possible layoffs beginning in 2016.  The notifications were provided under the Worker Adjustment and Retraining Notification Act (“WARN” Act), a federal statute that requires an employer to provide advance notice to its employees of potential layoffs in certain circumstances.

Centrus expects that an initial workforce reduction of approximately 60 employees will begin during the week of February 29, 2016.  Additional layoffs will occur in stages during 2016 depending on business needs, and will be managed to ensure compliance with regulatory requirements and a safe and orderly demobilization.

As a result of DOE’s decision, the cascade in Ohio will be decontaminated and decommissioned (D&D), resulting in the demolition and disposal of the operating cascade. It is expected that this D&D effort will continue through the end of 2016. Centrus will incur costs associated with D&D in accordance with the requirements of the Nuclear Regulatory Commission (“NRC”) and DOE, as well as severance and other demobilization costs. Costs for D&D and employee severance have been accrued as expenses prior to 2016. Cash expenditures for D&D, employee severance and other demobilization costs are anticipated to occur primarily in 2016 and are projected in a range of $50 million to $60 million. Centrus has previously provided financial assurance to the NRC and DOE for D&D and lease turnover costs in the form of surety bonds of approximately $16 million and $13 million, respectively, which are fully cash collateralized by Centrus. Centrus expects to receive these cash deposits as surety bonds are cancelled following its performance of D&D or reduced based on our satisfaction of lease conditions.

Centrus plans to maintain its critical technological expertise in advanced gas centrifuge uranium enrichment and to continue to develop that technology for national security purposes and to evaluate how best to develop the technology for long-term commercial use. The Company’s lease of the Piketon site is not affected by the decision to cease operations of the cascade in the demonstration facility. The NRC has granted two licenses for the Piketon facility, a license for the test facility was granted in February 2004 and a separate license to construct and operate a commercial plant was granted in April 2007. Centrus intends to terminate the license for the demonstration facility upon completion of the D&D activities. Centrus intends to continue to maintain its license for the commercial plant.

Item 7.01 Regulation FD Disclosure.

On February 19, 2016, Centrus Energy Corp. issued a press release announcing the event described in Item 2.05 of this report. A copy of this press release is included as Exhibit 99.1 to this report.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description

99.1	Press release dated February 19, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	February 22, 2016	By:	/s/ Stephen S. Greene
Stephen S. Greene
Senior Vice President, Chief Financial Officer and Treasurer